                                                          OMB APPROVAL
                                                     OMB Number:  3235-0145
                                                     Expires:  October 31, 2002
                                                     Estimated average burden
                                                     hours per response...14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                           (AMENDMENT NO. __________)*


                              NETWORK ENGINES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64121A 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                       / /   Rule 13d-1(b)
                       / /   Rule 13d-1(c)
                       /X/   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 6412A107                    13G                 PAGE 2 OF 22 PAGES


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Partners, L.P.
        04-3458591
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  / /
                                                                (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                               0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                5,881,888 shares
         EACH             ------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  0 shares
                          ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                               5,881,888 shares
 -------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,881,888 shares

 -------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

 -------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.9%

 -------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

 -------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 3 OF 22 PAGES


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Management, LLC
        04-3458587
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) / /
                                                                (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

      NUMBER OF                0 shares
       SHARES            -------------------------------------------------------
     BENEFICIALLY         6    SHARED VOTING POWER
      OWNED BY
        EACH                   5,881,888 shares
      REPORTING           ------------------------------------------------------
       PERSON             7    SOLE DISPOSITIVE POWER
        WITH
                               0 shares
                          ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                               5,881,888 shares
 -------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,881,888 shares

 -------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

 -------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.9%

 -------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
 -------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 4 OF 22 PAGES


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 -------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Partners II, L.P.
        04-3263775
 -------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  / /
                                                                (b)  / /
 -------------------------------------------------------------------------------
  3     SEC USE ONLY

 -------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

 -------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
      NUMBER OF
       SHARES                 0 shares
    BENEFICIALLY          ------------------------------------------------------
     OWNED BY             6    SHARED VOTING POWER
       EACH
     REPORTING               5,881,888 shares
      PERSON              ------------------------------------------------------
       WITH               7    SOLE DISPOSITIVE POWER

                               0 shares
                          ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                               5,881,888 shares
 -------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,881,888 shares
 -------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

 -------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.9%

 -------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
 -------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 5 OF 22 PAGES


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
 -------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Management II, L.P.
 -------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  / /
                                                                (b)  / /

 -------------------------------------------------------------------------------
  3     SEC USE ONLY

 -------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
 -------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,881,888 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,881,888 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,881,888 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 6 OF 22 PAGES


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Ascent Management SBIC Corp.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a)  / /
                                                                  (b)  / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,882,521 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,882,521 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,882,521 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
--------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 7 OF 22 PAGES

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Partners III, L.P.
        04-3483908
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  / /
                                                            (b)  / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,881,888 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,881,888 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,881,888 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 8 OF 22 PAGES


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Management III, LLC
        04-3483905
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)  / /
                                                        (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,881,888 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,881,888 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,881,888 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 9 OF 22 PAGES

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Christopher W. Dick
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  / /
                                                            (b)  / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                21,050 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,882,521 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  21,050 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,882,521 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,903,571 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        17.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 10 OF 22 PAGES

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Christopher W. Lynch
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                         (a)  / /
                                                         (b)  / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                23,049 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,882,521 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  23,049 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,882,521 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,905,570 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        17.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 11 OF 22 PAGES

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Leigh E. Michl
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a)  / /
                                                                  (b)  / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                22,297 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,882,521 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  22,297 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,882,521 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,904,818 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        17.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 12 OF 22 PAGES

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


        Frank M. Polestra
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)  / /
                                                              (b)  / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                156,194 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,882,521 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   156,194 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,882,521 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,038,715 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        17.4%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP No. 6412A107                    13G                 PAGE 13 OF 22 PAGES


                                   SCHEDULE 13G


Item 1(a).        NAME OF ISSUER:  Network Engines, Inc.
                  --------------

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------
                  25 Dan Road, Canton, MA 02021

Item 2(a).        NAMES OF PERSONS FILING:  (1)  Ascent Venture Partners, L.P.; (2)  Ascent Venture Management,
                  -----------------------
                  LLC (the sole general partner of Ascent Venture Partners, L.P.); (3)  Ascent Venture Partners
                  II, L.P.; (4)  Ascent Venture Management II, L.P. (the sole general partner of Ascent Venture
                  Partners II, L.P.); (5)  Ascent Management SBIC Corp. (the sole general partner of Ascent
                  Venture Management II, L.P.); (6)  Ascent Venture Partners III, L.P.; (7) Ascent Venture
                  Management III, LLC (the sole general partner of Ascent Venture Partners III, L.P.); and (8)
                  Christopher W. Dick, Christopher W. Lynch, Leigh E. Michl and Frank M. Polestra (the managing members of Ascent Venture Management, LLC, the stockholders of Ascent Management SBIC
                  Corporation and the managing members of Ascent Venture Management III, LLC).

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:  The address of the principal
                  -----------------------------------------------------------
                  business office of each of Ascent Venture Partners, L.P.; Ascent Venture Management, LLC;
                  Ascent Venture Partners II, L.P.; Ascent Venture Management II, L.P.; Ascent Management SBIC
                  Corp.; Ascent Venture Partners III, L.P.; Ascent Venture Management III, LLC; Christopher W.
                  Dick; Christopher W. Lynch; Leigh E. Michl; and Frank M. Polestra is 255 State Street, 5th
                  Floor, Boston, MA 02109.

Item 2(c).        CITIZENSHIP:  Each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., Ascent
                  -----------
                  Venture Management II, L.P. and Ascent Venture Partners III, L.P. is a limited partnership organized under the laws of the State of Delaware.  Each of Ascent Venture Management, LLC and
                  Ascent Venture Management III, LLC is a Delaware limited liability company.  Ascent Management
                  SBIC Corp. is a Delaware S-corporation.  Each of Christopher W. Dick, Christopher W. Lynch,
                  Leigh E. Michl and Frank M. Polestra is a United States citizen.

Item 2(d).        TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value per share (the "Common Stock") and
                  ----------------------------
                  warrants for Common Stock.

Item 2(e).        CUSIP NUMBER:  64121A 10 7
                  ------------

Item 3.           IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c),
                  --------------------------------------------------------------------------
                  CHECK WHETHER THE PERSON FILING IS A:
                  ------------------------------------

                  Not Applicable.


CUSIP No. 6412A107                    13G                 PAGE 14 OF 22 PAGES


Item 4.           OWNERSHIP.
                  ---------

                  (a)   Amount Beneficially Owned:

                        As of December 31, 2000, Ascent Venture Partners, L.P.
                        was the record holder of 766,705 shares of Common Stock
                        (the "Ascent Shares") and warrants for 180,375 shares of Common Stock exercisable within six months thereof (the
                        "Ascent Warrants"); Ascent Venture Partners II, L.P. was the record holder of 3,504,088 shares of Common Stock
                        (the "Ascent II Shares") and warrants for 721,500 shares of Common Stock exercisable within six months thereof
                        (the "Ascent II Warrants"); Ascent Venture Partners III,
                        L.P. was the record holder of 709,220 shares of Common
                        Stock (the "Ascent III Shares"); Ascent Management SBIC
                        Corp. was the record holder of 633 shares of Common
                        Stock (the "SBIC Shares"); Christopher W. Dick was the record holder of 21,050 shares of Common Stock (the
                        "Dick Shares"); Christopher W. Lynch was the record holder of 23,049 shares of Common Stock (the "Lynch
                        Shares"); Leigh E. Michl was the record holder of 22,297 shares of Common Stock (the "Michl Shares"); and Frank
                        M. Polestra was the record holder of 115,177 shares of common stock (the "Polestra Shares").

                        As sole general partner of Ascent Venture Partners, L.P., Ascent Venture Management, LLC may be deemed to own beneficially the Ascent Shares and Ascent Warrants.
                        As sole general partner of Ascent Venture Partners II,
                        L.P., Ascent Venture Management II, L.P. may be deemed to own beneficially the Ascent II Shares and the Ascent
                        II Warrants. As sole general partner of Ascent Venture
                        Partners III, L.P., Ascent Venture Management III, LLC may be deemed to own beneficially the Ascent III Shares.
                        By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, managing members and stockholders, as the case may be, each of Ascent Venture
                        Partners, L.P., Ascent Venture Partners II, L.P. and
                        Ascent Venture Partners III, L.P. may be deemed to share the power to direct the disposition and vote of the Ascent Shares, Ascent Warrants, Ascent II Shares, Ascent
                        II Warrants and Ascent III Shares for an aggregate of 5,881,888 shares (the "Record Shares").

                        As sole general partner of Ascent Venture
                        Management II, L.P., Ascent Management SBIC Corp. may be deemed to beneficially own the SBIC Shares and the Record Shares, for an aggregate of 5,882,521 Shares.

                        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., Christopher
                        W. Dick may be deemed to beneficially own the SBIC
                        Shares, Record Shares and Dick Shares, for an aggregate of 5,903,571 shares.

                        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., Christopher
                        W. Lynch may be deemed to beneficially own the SBIC
                        Shares, Record Shares and Lynch Shares, for an aggregate of 5,905,570 shares.


CUSIP No. 6412A107                    13G                 PAGE 15 OF 22 PAGES



                        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., Leigh E.
                        Michl may be deemed to beneficially own the SBIC Shares, Record Shares and Michl Shares, for an aggregate of 5,904,818 shares.

                        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., and as a General Partner of La Serre, a Massachusetts partnership
                        ("La Serre"), Frank M. Polestra may be deemed to beneficially own the SBIC Shares, the Record Shares, the Polestra Shares and 41,017 shares of Common Stock held of record by La Serre, for an aggregate of 6,038,715 shares.

                        Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, and except in the case of the shares or warrants that such reporting person owns beneficially as set forth above, of any shares of Common Stock of Network Engines, Inc.

                  (b)   Percent of Class:

                        Ascent Venture Partners, L.P.            16.9%
                        Ascent Venture Management, LLC           16.9%
                        Ascent Venture Partners II, L.P.         16.9%
                        Ascent Venture Management II, L.P.       16.9%
                        Ascent Management SBIC Corp.             16.9%
                        Ascent Venture Partners III, L.P.        16.9%
                        Ascent Venture Management III, LLC       16.9%
                        Christopher W. Dick                      17.0%
                        Christopher W. Lynch                     17.0%
                        Leigh E. Michl                           17.0%
                        Frank M. Polestra                        17.4%

                        The foregoing percentages are calculated based on the 34,772,969 shares of Common Stock of Network Engines,
                        Inc. outstanding as of November 15, 2000 as reported in the issuer's Form 10-K dated as filed with the SEC on December 21, 2000.

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               Christopher W. Dick                      0.1%
                               Christopher W. Lynch                     0.1%
                               Leigh E. Michl                           0.1%
                               Frank M. Polestra                        0.5%


CUSIP No. 6412A107                    13G                 PAGE 16 OF 22 PAGES


                        (ii)   shared power to vote or to direct the vote:

                               Ascent Venture Partners, L.P.            16.9%
                               Ascent Venture Management, LLC           16.9%
                               Ascent Venture Partners II, L.P.         16.9%
                               Ascent Venture Management II, L.P.       16.9%
                               Ascent Management SBIC Corp.             16.9%
                               Ascent Venture Partners III, L.P.        16.9%
                               Ascent Venture Management III, LLC       16.9%
                               Christopher W. Dick                      17.0%
                               Christopher W. Lynch                     17.0%
                               Leigh E. Michl                           17.0%
                               Frank M. Polestra                        17.4%

                        (iii)  sole power to dispose or direct the disposition of:

                               Christopher W. Dick                      0.1%
                               Christopher W. Lynch                     0.1%
                               Leigh E. Michl                           0.1%
                               Frank M. Polestra                        0.5%

                        (iv)   shared power to dispose or direct the disposition of:

                               Ascent Venture Partners, L.P.            16.9%
                               Ascent Venture Management, LLC           16.9%
                               Ascent Venture Partners II, L.P.         16.9%
                               Ascent Venture Management II, L.P.       16.9%
                               Ascent Management SBIC Corp.             16.9%
                               Ascent Venture Partners III, L.P.        16.9%
                               Ascent Venture Management III, LLC       16.9%
                               Christopher W. Dick                      17.0%
                               Christopher W. Lynch                     17.0%
                               Leigh E. Michl                           17.0%
                               Frank M. Polestra                        17.4%

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  --------------------------------------------

                                 Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  ---------------------------------------------------------------

                                 Not Applicable.


CUSIP No. 6412A107                    13G                 PAGE 17 OF 22 PAGES


Item 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  -----------------------------------------------------------------------------------------------
                  ON BY THE PARENT HOLDING COMPANY.
                  --------------------------------

                  Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not Applicable.  The reporting persons expressly disclaim membership in a "group" as defined in
                  Rule 13d-1(b)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not Applicable.

Item 10.          CERTIFICATION.
                  -------------

                  Not Applicable.  This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or
                  Rule 13d-1(c).


CUSIP No. 6412A107                    13G                 PAGE 18 OF 22 PAGES

                              SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Date:   February 13, 2001

ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President

CUSIP No. 6412A107                    13G                 PAGE 19 OF 22 PAGES

ASCENT VENTURE PARTNERS III, L.P.

By:  Ascent Venture Management III, LLC

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE MANAGEMENT III, LLC

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member

/s/ CHRISTOPHER W. DICK
-------------------------------------------
Christopher W. Dick


/s/ CHRISTOPHER W. LYNCH
------------------------------------
Christopher W. Lynch


/s/ LEIGH E. MICHL
-------------------------------------------
Leigh E. Michl


/s/ FRANK M. POLESTRA
-------------------------------------------
Frank M. Polestra

CUSIP No. 6412A107                    13G                 PAGE 20 OF 22 PAGES


                               Exhibit Index


                 EXHIBIT NO.                                   DESCRIPTION                                   PAGE NO.
                 -----------                                   -----------                                   --------
                      1                                 Agreement of Joint Filing                               21


CUSIP No. 6412A107                    13G                 PAGE 21 OF 22 PAGES

                                                                      EXHIBIT 1


                            AGREEMENT OF JOINT FILING

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Network Engines, Inc.

        EXECUTED this 13th day of February, 2001.


ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President

CUSIP No. 6412A107                    13G                 PAGE 22 OF 22 PAGES

ASCENT VENTURE PARTNERS III, L.P.

By:  Ascent Venture Management III, LLC

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT III, LLC

By: /s/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member



/s/ CHRISTOPHER W. DICK
-------------------------------------------
Christopher W. Dick


/s/ CHRISTOPHER W. LYNCH
------------------------------------
Christopher W. Lynch


/s/ LEIGH E. MICHL
-------------------------------------------
Leigh E. Michl


/s/ FRANK M. POLESTRA
-------------------------------------------
Frank M. Polestra